NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
October 24, 2018		First Citizens BancShares
919.716.2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR THIRD QUARTER 2018
RALEIGH, N.C. -- First Citizens BancShares, Inc. (BancShares) (Nasdaq: FCNCA) announced its financial results for the quarter ended September 30, 2018. Net income for the third quarter of 2018 was $117.3 million, or $9.80 per share, compared to $93.3 million, or $7.77 per share, for the second quarter of 2018, and $67.1 million, or $5.58 per share, for the corresponding period of 2017, according to Frank B. Holding, Jr., chairman of the board. BancShares’ current quarter results generated an annualized return on average assets of 1.33 percent and an annualized return on average equity of 13.41 percent, compared to respective returns of 1.08 percent and 11.00 percent for the second quarter of 2018, and 0.77 percent and 8.10 percent for the third quarter of 2017.
For the nine months ended September 30, 2018, net income was $310.8 million, or $25.91 per share, compared to $269.3 million, or $22.43 per share, reported for the same period of 2017. Annualized returns on average assets and average equity were 1.20 percent and 12.22 percent, respectively, through September 30, 2018, compared to 1.06 percent and 11.37 percent, respectively, for the same period a year earlier. Year-to-date 2018 earnings included a pre-tax gain of $26.5 million resulting from the extinguishment of Federal Home Loan Bank (FHLB) debt obligations as well as favorable impacts from the Tax Cuts and Jobs Act of 2017 (Tax Act). Year-to-date 2017 earnings included pre-tax acquisition gains of $134.7 million recognized in connection with the FDIC-assisted transactions of Guaranty Bank (Guaranty) and Harvest Community Bank (HCB).
THIRD QUARTER HIGHLIGHTS

•	Loans grew by $347.9 million to $24.89 billion, or by 5.6 percent on an annualized basis, during the third quarter of 2018 primarily as the result of originated portfolio growth.

•	A tax benefit of $15.7 million was recorded during the third quarter of 2018, as a result of updating the original provisional amount recorded for the effects of the Tax Act.

•
Net interest income increased $11.1 million, or by 3.8 percent, compared to the second quarter of 2018. The increase was primarily due to higher loan balances and yields, as well as improved investment yields.

•
The taxable-equivalent net interest margin increased 9 basis points to 3.73 percent, compared to the second quarter of 2018, primarily due to higher loan yields and balances, as well as improved investment yields.

•
BancShares remained well capitalized with a Tier 1 risk-based capital ratio and common equity Tier 1 ratio of 13.23 percent, total risk-based capital ratio of 14.57 percent and leverage capital ratio of 10.11 percent at September 30, 2018.

•
BancShares’ acquisition of Capital Commerce Bancorp, Inc. (Capital Commerce) as previously announced in the second quarter of 2018 received all regulatory and shareholder approvals. The transaction closed on October 2, 2018.

LOANS AND DEPOSITS
Loans at September 30, 2018, were $24.89 billion, a net increase of $347.9 million compared to June 30, 2018, representing growth of 5.6 percent on an annualized basis. Growth was primarily related to growth in the commercial mortgage portfolio and was offset by a decline in purchased credit impaired (PCI) loans of $36.3 million.

Loan balances increased by a net $1.29 billion, or 7.3 percent on an annualized basis since December 31, 2017. This increase was primarily driven by $902.9 million of organic growth and $511.6 million in non-PCI loans (balance as of September 30, 2018) acquired in the HomeBancorp, Inc. (HomeBancorp) acquisition on May 1, 2018. The PCI portfolio decreased over this period by $125.0 million.
Deposits at September 30, 2018 were $30.16 billion, a decrease of $245.3 million since June 30, 2018. The decrease was primarily due to declines in money market and interest-bearing checking account balances, offset by growth in demand deposit account balances.
Deposits increased by $897.3 million, or by 3.1 percent, since December 31, 2017, due to organic growth of $367.3 million primarily in demand deposits, savings and interest-bearing checking account balances, as well as the deposit balances acquired from HomeBancorp of $530.0 million (balance as of September 30, 2018). These increases were offset by runoff in time deposits and lower money market account balances.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $219.2 million at September 30, 2018, a decrease of $5.7 million and $2.7 million from June 30, 2018, and December 31, 2017, respectively. The allowance as a percentage of total loans at September 30, 2018, was 0.88 percent, down from 0.92 percent and 0.94 percent at June 30, 2018, and December 31, 2017, respectively.
BancShares recorded net provision expense of $840 thousand during the third quarter of 2018, compared to $8.4 million for the second quarter of 2018 and $7.9 million for the third quarter of 2017. The $7.6 million and $7.1 million decrease, respectively, in net provision expense was largely driven by sustained improvements in credit quality, partially offset by loan growth.
NONPERFORMING ASSETS
At September 30, 2018, BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), were $130.6 million, down from $133.3 million at June 30, 2018, and $144.3 million at December 31, 2017. The decrease from June 30, 2018, was primarily due to a $3.0 million decline in OREO balances. The decrease from December 31, 2017, was due to a $7.5 million decline in OREO balances and a $6.2 million decrease in nonaccrual loans, primarily in commercial and residential mortgage loans. The decline in OREO balances in both periods was due to sales and write-downs outpacing additions.
NET INTEREST INCOME
Net interest income increased $11.1 million to $307.4 million, or by 3.8 percent, from the second quarter of 2018. The increase was primarily due to higher loan yields and balances, and higher investment yields. These were primarily offset by a decrease in interest income earned on overnight investments.
Net interest income increased $34.2 million, or by 12.5 percent, from the third quarter of 2017. The increase was primarily due to a $25.9 million increase in net loan interest income due to loan growth and improved yields, as well as the contribution from the HomeBancorp acquisition. Net interest income also benefited from improved yields on investment securities and a decline in interest expense largely related to lower borrowing costs due to the debt extinguishments in the first quarter of 2018. These positive drivers were partially offset by a $3.6 million decrease in interest income earned on overnight investments.
The taxable-equivalent net interest margin was 3.73 percent for the third quarter of 2018, an increase of 9 basis points from the second quarter of 2018 and an increase of 38 basis points from the same quarter in the prior year. The margin improvement for both periods was primarily due to improved loan and investment yields, higher loan balances and lower borrowing costs.

NONINTEREST INCOME
Noninterest income decreased by $6.4 million to $94.5 million compared to the second quarter of 2018. The decrease was primarily due to a decline in PCI loan recoveries of $2.4 million, lower FDIC receivable adjustments of $1.2 million and a decrease in wealth management fees of $1.1 million.
Noninterest income decreased by $1.5 million compared to the third quarter of 2017. The decrease was primarily due to lower mortgage income of $2.7 million as a result of a decline in gains on sale of mortgage loans and a decrease in PCI loan recoveries of $2.5 million. These decreases were partially offset by higher wealth management fees of $3.2 million driven primarily by increases in sales volume and assets under management.
NONINTEREST EXPENSE
Noninterest expense increased by $1.5 million to $267.5 million compared to the second quarter of 2018. The increase was largely the result of higher personnel expenses of $3.2 million, offset by a decrease of $1.3 million in merger-related expenses primarily related to the HomeBancorp acquisition.
Noninterest expense increased by $9.9 million compared to the third quarter of 2017. This growth was primarily the result of a $12.4 million increase in personnel expenses and a $2.0 million increase in equipment expenses. These increases were partially offset by a decline in processing fees paid to third parties of $1.9 million primarily due to acquired bank contract terminations and a decrease in other expenses of $1.5 million.
INCOME TAXES
Income tax expense was $16.2 million for the third quarter of 2018, $29.4 million for the second quarter of 2018 and $36.6 million for the third quarter of 2017, representing effective tax rates of 12.1 percent, 24.0 percent and 35.3 percent during the respective periods. The income tax expense and effective tax rate decreases during the third and second quarters of 2018 compared to the third quarter of 2017 were primarily due to the impact of the Tax Act. Additional information was obtained in the third quarter of 2018 affecting the provisional amount initially recorded for the quarter ended December 31, 2017, to account for the effects of the Tax Act. As a result, a tax benefit of $15.7 million was recorded in the third quarter of 2018. The ultimate impact will be finalized in the fourth quarter and may differ due to additional analysis, changes in interpretations and assumptions as well as additional regulatory guidance that may be issued.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First-Citizens Bank & Trust Company (First Citizens Bank). First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of September 30, 2018, BancShares had total assets of $34.95 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three months ended			Nine months ended
(Dollars in thousands, except share data; unaudited)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
SUMMARY OF OPERATIONS
Interest income	$315,706	$303,877	$284,333	$912,184	$817,732
Interest expense	8,344	7,658	11,158	24,166	32,605
Net interest income	307,362	296,219	273,175	888,018	785,127
Provision for loan and lease losses	840	8,438	7,946	16,883	28,501
Net interest income after provision for loan and lease losses	306,522	287,781	265,229	871,135	756,626
Gain on acquisitions	—	—	—	—	134,745
Noninterest income excluding gain on acquisitions	94,531	100,927	96,062	318,142	278,605
Noninterest expense	267,537	265,993	257,642	801,593	749,389
Income before income taxes	133,516	122,715	103,649	387,684	420,587
Income taxes	16,198	29,424	36,585	76,844	151,242
Net income	$117,318	$93,291	$67,064	$310,840	$269,345
Taxable-equivalent net interest income	$308,207	$297,021	$274,272	$890,476	$788,414
PER SHARE DATA
Net income	$9.80	$7.77	$5.58	$25.91	$22.43
Cash dividends	0.35	0.35	0.30	1.05	0.90
Book value at period-end	294.40	286.99	275.91	294.40	275.91
CONDENSED BALANCE SHEET
Cash and due from banks	$262,525	$260,525	$296,386	$262,525	$296,386
Overnight investments	943,025	1,223,311	2,432,233	943,025	2,432,233
Investment securities	7,040,674	7,190,545	6,992,955	7,040,674	6,992,955
Loans and leases	24,886,347	24,538,437	23,149,073	24,886,347	23,149,073
Less allowance for loan and lease losses	(219,197)	(224,865)	(231,842)	(219,197)	(231,842)
Other assets	2,041,285	2,100,613	1,945,349	2,041,285	1,945,349
Total assets	$34,954,659	$35,088,566	$34,584,154	$34,954,659	$34,584,154
Deposits	$30,163,537	$30,408,884	$29,333,949	$30,163,537	$29,333,949
Other liabilities	1,292,109	1,232,796	1,936,374	1,292,109	1,936,374
Shareholders’ equity	3,499,013	3,446,886	3,313,831	3,499,013	3,313,831
Total liabilities and shareholders’ equity	$34,954,659	$35,088,566	$34,584,154	$34,954,659	$34,584,154
SELECTED PERIOD AVERAGE BALANCES
Total assets	$34,937,175	$34,673,927	$34,590,503	$34,628,652	$34,113,525
Investment securities	7,129,089	7,091,442	6,906,345	7,091,456	7,033,878
Loans and leases	24,698,799	24,205,363	22,997,195	24,193,870	22,511,818
Interest-earning assets	32,886,276	32,669,810	32,555,597	32,627,578	31,991,031
Deposits	30,237,329	30,100,615	29,319,384	29,939,492	28,982,354
Interest-bearing liabilities	18,783,160	18,885,168	19,484,663	18,899,001	19,627,222
Shareholders’ equity	$3,470,368	$3,400,867	$3,284,044	$3,401,450	$3,167,684
Shares outstanding	11,971,460	12,010,405	12,010,405	11,997,281	12,010,405
SELECTED RATIOS
Annualized return on average assets	1.33%	1.08%	0.77%	1.20%	1.06%
Annualized return on average equity	13.41	11.00	8.10	12.22	11.37
Taxable-equivalent net interest margin	3.73	3.64	3.35	3.65	3.29
Efficiency ratio (1)	67.33	67.73	70.03	68.49	70.76
Tier 1 risk-based capital ratio	13.23	13.06	12.95	13.23	12.95
Common equity Tier 1 ratio	13.23	13.06	12.95	13.23	12.95
Total risk-based capital ratio	14.57	14.43	14.34	14.57	14.34
Leverage capital ratio	10.11	9.99	9.43	10.11	9.43
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, acquisition gains, one-time gains on extinguishment of debt, fair market value adjustment on marketable equity securities and FDIC shared-loss termination from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended			Nine months ended
(Dollars in thousands, unaudited)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$224,865	$223,116	$228,798	$221,893	$218,795
Provision (credit) for loan and lease losses:
PCI loans (1)	(1,514)	161	(537)	1,000	(810)
Non-PCI loans (1)	2,354	8,277	8,483	15,883	29,311
Net charge-offs of loans and leases:
Charge-offs	(9,447)	(9,712)	(8,494)	(28,856)	(26,688)
Recoveries	2,939	3,023	3,592	9,277	11,234
Net charge-offs of loans and leases	(6,508)	(6,689)	(4,902)	(19,579)	(15,454)
ALLL at end of period	$219,197	$224,865	$231,842	$219,197	$231,842
ALLL at end of period allocated to loans and leases:
PCI	$10,909	$12,423	$12,959	$10,909	$12,959
Non-PCI	208,288	212,442	218,883	208,288	218,883
ALLL at end of period	$219,197	$224,865	$231,842	$219,197	$231,842
Reserve for unfunded commitments	$1,089	$1,554	$1,309	$1,089	$1,309
SELECTED LOAN DATA
Average loans and leases:
PCI	$652,983	$682,521	$865,580	$689,482	$860,408
Non-PCI	24,045,816	23,522,842	22,131,615	23,504,388	21,651,410
Loans and leases at period-end:
PCI	638,018	674,269	834,167	638,018	834,167
Non-PCI	24,248,329	23,864,168	22,314,906	24,248,329	22,314,906
RISK ELEMENTS
Nonaccrual loans and leases	$86,949	$86,625	$91,081	$86,949	$91,081
Other real estate	43,601	46,633	53,988	43,601	53,988
Total nonperforming assets	$130,550	$133,258	$145,069	$130,550	$145,069
Accruing loans and leases 90 days or more past due	$40,713	$44,445	$68,250	$40,713	$68,250
RATIOS
Net charge-offs (annualized) to average loans and leases	0.10	0.11	0.08	0.11	0.09
ALLL to total loans and leases:
PCI	1.71	1.84	1.55	1.71	1.55
Non-PCI	0.86	0.89	0.98	0.86	0.98
Total	0.88	0.92	1.00	0.88	1.00
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.52	0.54	0.63	0.52	0.63
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$24,698,799	$272,868	4.39%	$24,205,363	$261,703	4.34%	$22,997,195	$247,262	4.27%
Investment securities:
U. S. Treasury	1,504,594	7,104	1.87	1,532,868	7,139	1.87	1,617,153	4,580	1.12
Government agency	129,634	840	2.59	84,640	468	2.21	41,001	171	1.66
Mortgage-backed securities	5,266,282	29,160	2.21	5,270,891	28,184	2.14	5,075,795	23,912	1.88
Corporate bonds and other	121,855	1,609	5.28	94,401	1,298	5.50	62,338	974	6.25
State, county and municipal	—	—	—	764	8	4.07	—	—	—
Marketable equity securities	106,724	249	0.93	107,878	267	0.99	110,058	164	0.59
Total investment securities	7,129,089	38,962	2.18	7,091,442	37,364	2.11	6,906,345	29,801	1.72
Overnight investments	1,058,388	4,721	1.77	1,373,005	5,612	1.64	2,652,057	8,367	1.25
Total interest-earning assets	$32,886,276	$316,551	3.83%	$32,669,810	$304,679	3.75%	$32,555,597	$285,430	3.48%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$5,177,349	$319	0.02%	$5,228,803	$314	0.02%	$4,981,667	$255	0.02%
Savings	2,506,421	210	0.03	2,468,677	194	0.03	2,320,899	173	0.03
Money market accounts	7,878,484	2,455	0.12	7,989,268	2,125	0.11	8,053,197	1,690	0.08
Time deposits	2,367,980	2,163	0.36	2,401,434	1,888	0.32	2,559,977	1,721	0.27
Total interest-bearing deposits	17,930,234	5,147	0.11	18,088,182	4,521	0.10	17,915,740	3,839	0.09
Repurchase agreements	547,385	398	0.29	516,999	373	0.29	594,344	613	0.41
Other short-term borrowings	43,720	287	2.57	46,614	448	3.82	86,631	816	3.71
Long-term obligations	261,821	2,512	3.77	233,373	2,316	3.96	887,948	5,890	2.61
Total interest-bearing liabilities	$18,783,160	$8,344	0.18	$18,885,168	$7,658	0.16	$19,484,663	$11,158	0.22
Interest rate spread			3.65%			3.59%			3.26%
Net interest income and net yield on interest-earning assets		$308,207	3.73%		$297,021	3.64%		$274,272	3.35%
(1) Loans and leases include PCI and non-PCI loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0 percent, 21.0 percent and 35.0 percent as well as state income tax rates of 3.4 percent, 3.4 percent and 3.1 percent for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively. The taxable-equivalent adjustment was $845, $802 and $1,097 for the three months ended September 30, 2018, June 30, 2018 and September 30, 2017, respectively.